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                                   Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

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        THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November
17, 1998, is by and between The Presbyterian Foundation for Philadelphia, Inc., a Pennsylvania non-profit corporation ("SELLER"), and Match, Inc., a Texas corporation ("PURCHASER").

                                    RECITALS:

        WHEREAS, Seller beneficially owns five hundred thirty-three thousand three hundred thirty-three shares of Series A Senior Convertible Preferred Stock (the "PREFERRED STOCK") of Iatros Health Network, Inc. ("IATROS"), which were issued to Seller pursuant to the terms and conditions of that certain Securities Purchase Agreement dated as of July 25, 1994, by and between Seller and Iatros, a copy of which is attached hereto as Exhibit A; and

        WHEREAS, Seller desires to sell, and Purchaser desire to purchase, all of the Preferred Stock (which, for purposes of this Agreement, shall be referred to collectively as the "SHARES") in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

        1.1 Shares. Subject to the terms and conditions of this Agreement, Seller will sell and transfer the Shares to Purchaser, and Purchaser will purchase the Shares from Seller.

        1.2 Purchase Price. The purchase price (the "PURCHASE PRICE") for the Shares will be One Million Dollars ($1,000,000.00).

        1.3 Closing. The purchase and sale (the "CLOSING") provided for in this Agreement shall take place upon the execution and delivery of this Agreement by the parties.

        1.4 Deliveries.  At Closing:

                     (a) Seller shall execute the Stock Pledge Agreement in the form of Exhibit B hereto (the "Stock Pledge Agreement"), under which Seller will agree to hold the Shares and deliver to Purchaser certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Purchaser upon payment by Purchaser of the Note (as hereinafter defined).
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                      (b) Purchaser shall deliver to Seller:

                          (i)   Two Hundred Thousand Dollars ($200,000.00) by
bank cashier's or certified check payable to the order of, or by wire transfer to accounts specified by, Seller;

                          (ii)  a non-recourse promissory note payable to Seller
in the principal amount of Eight Hundred Thousand Dollars ($800,000.00) in the form of Exhibit C hereto (the "Note"); and

                          (iii) a copy of the Stock Pledge Agreement executed by
Purchaser.

        1.5 Further Assurances. Seller shall, from time to time after the date hereof, as and when required by Purchaser, or by Purchaser's successors or assigns, execute and deliver on behalf of Purchaser such stock powers and other instruments, and there shall be taken or caused to be taken all such further and other action, as shall be appropriate, advisable or necessary, in order to vest, perfect or confirm, of record or otherwise, in Purchaser all right and title to, and possession of, the Shares and to otherwise carry out the purposes of this Agreement, subject, however, to the terms of the Stock Pledge Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        2.1 Organization and Good Standing; Authority; No Conflict. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

        2.2 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Seller is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of Seller, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or (iv) any law, rule or regulation applicable to Seller.

        2.3 No Legal Bar. Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this


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Agreement and all other agreements referenced herein, and no action or proceeding is pending against Seller which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

        2.4 Title; Possession. Seller has good and marketable title to the Shares being transferred hereby and there are no security interests, liens or other encumbrances whatsoever with respect thereto. Seller has possession of the certificates representing the Shares being transferred hereby.

        2.5 No Brokerage Fees. Seller has not dealt with, nor is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions, other than brokerage fees, if any, which may be payable by Seller to S.W. Ryan & Co., Inc., for which Seller shall solely responsible.

        2.6 Dividends in Arrears. Iatros has not made any payment of dividends to Purchaser or any of its affiliates on the Shares since the issuance thereof, and neither Purchaser nor any affiliate of Purchaser has taken any action to appoint any members to the Iatros Board of Directors.

EXCEPT AS EXPRESSLY SET FORTH ABOVE, SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        3.1 Organization and Good Standing; Authority; No Conflict. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has all requisite corporate power and authority to enter into this Agreement, the Note and the Stock Pledge Agreement (the "Transaction Documents") and to consummate the transactions contemplated hereby. The Transaction Documents have been duly authorized, executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

        3.2 Transaction Documents Not in Breach of Other Instruments. The execution and delivery of the Transaction Documents, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or

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accelerate the performance required by, (i) any agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or (iv) any law, rule or regulation applicable to Purchaser.

        3.3 No Legal Bar. Purchaser is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by the Transaction Documents and all other agreements referenced herein, and no action or proceeding is pending against Purchaser which questions the validity of the Transaction Documents or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

        3.4 No Brokerage Fees. Purchaser has not dealt with, nor is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

        3.5 Shareholder, Director and Officer. Ronald E. Lusk owns all of the issued and outstanding shares of Purchaser, and is the sole director and officer of Purchaser.

        3.6 Purchaser's Investigation and Experience. Purchaser acknowledges that Seller is making no representations or warranties whatsoever with respect to the value of the Shares or the rights provided by the Shares to a holder thereof. Purchaser has undertaken any and all investigation with respect to Iatros and the Shares which Purchaser deems necessary or desirable with respect to the transactions contemplated by the Transaction Documents and is relying solely on its own investigation as to the value of the Shares and the risks of ownership thereof. Purchaser and its shareholder have substantial experience in investments comparable to an investment in the Shares, have the resources necessary and appropriate to assume the risks of an investment in the Shares and to protect their interests therein, and have been advised by legal counsel with respect to the transactions contemplated by the Transaction Documents.

        3.7 Investment Intent. Purchaser is acquiring the Shares for its own account and not on behalf of any other person. Purchaser is acquiring the Shares for investment and not with a view to distribution or with the intent to divide its participation with others by reselling or otherwise distributing the Shares. Purchaser understands that the Shares are being sold hereunder without registration under the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws, by reason of their issuance in a transaction exempt from the registration requirements of the 1933 Act and such state laws, and that they must be held indefinitely unless they are subsequently registered under the 1933 Act and such state laws, or

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such subsequent disposition thereof is exempt from registration. Purchaser is an
"accredited investor" within the meaning of Rule 501, promulgated under the 1933 Act.

                                   ARTICLE IV
                                 INDEMNIFICATION

               4.1 Indemnification by Seller. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) asserted against, imposed upon or incurred by Purchaser arising out of any inaccuracy in or breach of any of Seller's representations and warranties set forth in Article 2 of this Agreement.

               4.2 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses) asserted against, imposed upon or incurred by Seller arising out of any inaccuracy in or breach of any of Purchaser's representations and warranties set forth in Article 3 of this Agreement.

               4.3 Claims Process. As soon as is reasonably practicable after Purchaser or Seller becomes aware of any claim that it has which is covered under this Article 4, Purchaser or Seller, as the case may be ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing, which notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the claim. In the event of a third party claim which is subject to indemnification under this
Article 4, the Indemnifying Party shall promptly defend such claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the claim.

               4.4 Survival; Claims. The representations and warranties set forth in Articles 2 and 3 above, and the indemnification rights set forth in this Article 4, shall survive for a period of one (1) year after the date hereof. No party shall have any liability for any breach of any representation or warranty set forth herein unless the other party shall have given it written notice of such breach promptly upon becoming aware of same and prior to the first anniversary of the date of this Agreement. Such notice shall identify the applicable Section of this Agreement, the alleged breach and the amounts for which the indemnitor is alleged to be liable in detail. The indemnitor shall be entitled to assume the defense of any third-party claim, provided that it admits in writing its obligation to indemnify the indemnitee for such claim.


                                    ARTICLE V

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                                  MISCELLANEOUS

        5.1 Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and counsel.

               5.2 Attorneys' Fees. In the event any party brings an action to enforce this Agreement, the prevailing party or parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys' fees. Reasonable attorneys' fees shall include reasonable charges allocated for internal counsel.

               5.3 Entire Agreement. This Agreement (including all Exhibits hereto) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, and contains the entire agreement between such parties with respect to the transactions contemplated hereby. No party to this Agreement shall be entitled to rely on any representation, warranty or agreement not set forth in this Agreement.

               5.4 Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

               5.5 Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, which consent shall not be unreasonably withheld.

               5.6 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date actually received by the party in question, by whatever means and however addressed, or
(b) the date sent by telecopy, or on the date of personal delivery, if delivered by hand, or on the date signed for if sent, prepaid, by Federal Express or similar nationally-recognized overnight delivery service, to the following addresses, or to such other addresses as either party may request, in the case of Seller, by notifying Purchaser, and in the case of Purchaser, by notifying
Seller:

             If to Purchaser:                    Match, Inc.
                                                 6245 North Federal Highway
                                                 Suite 500
                                                 Ft. Lauderdale, FL  33308-1900
                                                 Attn:  Ronald E. Lusk
                                                 Telephone:  (954) 771-0500
                                                 Telecopy:  (954) 771-0899

             With copies to:                     Reed Smith Shaw & McClay, LLP
                                                 1301 K Street, N.W.
                                                 Suite 1100 - East Tower
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                                                 Washington, DC  20005
                                                 Attn:  Thomas C. Fox, Esq.
                                                 Telephone:  (202) 414-9200
                                                 Telecopy:  (202) 414-9299

             If to Seller:                       The Presbyterian Foundation for
                                                 Philadelphia, Inc.
                                                 39th & Market Streets
                                                 Philadelphia, PA  19104
                                                 Attn:  President
                                                 Telephone:  (215) 662-9102
                                                 Telecopy:  (215) 662-5169

             With copies to:                     Morgan, Lewis & Bockius, LLP
                                                 2000 One Logan Square
                                                 Philadelphia, PA  19103-6993
                                                 Attn:  John F. Bales, Esq.
                                                 Telephone:  (215) 963-5478
                                                 Telecopy:  (215) 963-5299

               5.7 Waiver. No waiver hereunder shall be valid unless set forth in writing.

               5.8 Severability. In the event that any term or provision of this Agreement or any application thereof shall be held by a tribunal of competent jurisdiction to be unlawful or unenforceable, the remainder of this Agreement and any other application of such term or provision shall continue in full force and effect and the parties shall endeavor to replace the unlawful or unenforceable provision with one that is lawful and enforceable and which gives the fullest effect to the intent of the parties as expressed herein.

                    5.9 No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

               5.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws provisions thereof.

               5.11 Construction. The titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits or schedules hereto.

               5.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.
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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

                                               THE PRESBYTERIAN FOUNDATION FOR
                                               PHILADELPHIA, INC.

                                               By:  /s/ Gail Kass
                                                    ----------------------------
                                                 Name:  Gail Kass
                                                 Its:  Executive Vice President

                                               MATCH, INC.

                                               By:  /s/ Ronald E. Lusk
                                                    ----------------------------
                                                 Name:  Ronald E. Lusk
                                                 Its:  President